FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

From:
Sent: Monday, May 06, 2019 10:32 AM
To:
Cc:
Subject: GSMS 2019-GC39 -- IPTs (Public)(external)

GSMS 2019-GC39 -- IPTs (Public)(external)

$692.012mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC and Citigroup

Co-Manager: AmeriVet Securities and Drexel Hamilton

Class	Fitch/KBRA/Moody’s	Size($mm)	WAL(yr)	C/E	IPTs	Target $px
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.478	2.53	30.000%	S+33a	100-00
A-2	AAAsf/AAA(sf)/Aaa(sf)	122.528	4.78	30.000%	S+50a	103-00
A-3	AAAsf/AAA(sf)/Aaa(sf)	175.000	9.71	30.000%	**Not Available**
A-4^	AAAsf/AAA(sf)/Aaa(sf)	209.062	9.84	30.000%	S+82a	103-00
A-AB	AAAsf/AAA(sf)/Aaa(sf)	21.171	7.30	30.000%	S+69a	103-00
A-S	AAAsf/AAA(sf)/Aa3(sf)	81.185	9.93	19.500%	S+107a	103-00
B	AA-sf/AA-(sf)/NR	35.761	9.96	14.875%	S+120a	103-00
C	A-sf/A-(sf)/NR	33.827	9.96	10.500%	S+170a	100-00

^ Guarantee in place for 83mm of the A-4 (on size/not level)

Anticipated Timing

Anticipated Pricing:   Late Week of May 6th

Anticipated Closing:   Thurs, May 23rd

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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